Exhibit 3.16

JAFRA WORLDWIDE HOLDINGS (LUX) S.àR.L.

Société à responsabilité limitée
L-1941 Luxembourg, 174, route de Longwy

CONSTITUTION DE SOCIETE DU 24 février 2003

Numéro 11.802

      In the year two thousand three, on twenty-fourth February

      Before us Maître Paul Bettingen, notary residing in Niederanven.

      THERE APPEARED:

      CDRJ North Atlantic (Lux) S.àR.L. with registered officer at 174 route de Longwy, L-1941 Luxembourg, represented by Maître Laurent Lazard, lawyer, residing in Luxembourg, by virtue of a proxy given on February 12, 2003.

      Which proxy shall be signed “ne varietur” by the representative of the above named person and the undersigned notary and shall remain annexed to the present deed for the purpose of registration.

      The above named person in the capacity in which it acts, has declared its intention to constitute by the present deed a limited liability company (société à responsabilité limitée) and to draw up the Articles of Incorporation of it as follows:

          Article 1

      There is hereby established a société à responsabilité limitée under the name of “Jafra Worldwide Holdings (Lux) S.àR.L.”.

      The company will be governed by the law of August 10th, 1915 and amendments hereto, as well as by the law of September 18th, 1933 and by these Articles of Association.

          Article 2

      The company may carry out all transactions pertaining directly or indirectly to the acquiring of participating interests in any enterprises in whatever form and the administration, management, control and development of those participating interests.

      In particular, the company may use its funds for the establishment, management, development and disposal of a portfolio consisting of any securities and patents of whatever origin, and participate in the creation, development and control of any enterprise, the acquisition, by way of investment, subscription, underwriting or option, of securities and patents, to realise them by way of sale, transfer, exchange or otherwise develop such securities and patents, grant to other companies or enterprises any support, loans, advances or guarantees.

      The company may also carry out any commercial, industrial or financial operations, any transactions in respect of real estate or moveable property, which the company may deem useful to the accomplishment of its purposes.

      The company may also act as liquidator of a parent or affiliated company.

Article 3

      The registered office of the company is in Luxembourg and may be transferred by a resolution of the shareholders to any other place in the Grand-Duchy of Luxembourg and, if extraordinary events occur, even outside the Grand-Duchy of Luxembourg. Such temporary transfer will not affect the nationality of the company which will remain a Luxembourg one.

Article 4

      The company is established for an unlimited period.

Article 5

      The capital is fixed at FIFTEEN THOUSAND US DOLLARS (15,000.- USD) represented by 150 shares with a par value of ONE HUNDRED US DOLLARS (100.- USD) each.

      The share quotas have been subscribed by the sole shareholder and have been fully paid up in cash, so that the sum of FIFTEEN THOUSAND US DOLLARS (15,000.- USD) is now available to the company, proof of which has been given to the undersigned notary who acknowledges it.

      The company may, to the extent and under the terms permitted by law, purchase its own shares.

Article 6

      Each share quota confers to its holder an equal right in accordance with the number of existing share quotas in the benefits and in the assets of the company.

Article 7

      Transfer of share quota must be instrumented by notarial deed or by writing under private seal.

Article 8

      The company is administered by one or several managers, appointed by the general meeting of shareholders. The powers of each manager and the duration of his mandate are determined by the general meeting of shareholders.

      The managers can only validly debate and take decisions, if the majority of managers is present or represented, proxies between managers being permitted with the restriction that every manager can represent only one of his colleagues.

      The managers may cast their vote on the points of the agenda by letter, cable, telex or telefax, confirmed by letter.

      Resolutions in writing approved and signed by all managers shall have the same effect as resolutions voted at the manager’s meetings.

Article 9

      The company shall indemnify any manager and his or her heirs, executors and administrators, against expenses (including attorney’s fees) judgments and fines in connection with any action, suit or proceeding or appeal therefrom, to which he may be made a party by reason of his being or having been a manager of the company or, at the request of the company, of any other company partnership, joint venture, trust or other enterprise in which the company holds a direct or indirect ownership interest or of which the company is a direct or indirect creditor and by which he is not entitled to be indemnified, provided that he did not act recklessly in a manner he believed to be not in or opposed to the best interests of the company, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful; and in the event of a settlement, such indemnification shall be provided for all expenses as and when they are incurred and amounts paid in connection with such settlement unless the company is advised by its legal counsel that the person to be indemnified acted recklessly or intentionally not in or opposed to the best interests of the Company; except that in the case of an action or suit brought by the company against such a manager to procure a judgment in favour of the company (1) such indemnification shall be limited to expenses (including attorney’s fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) notwithstanding any other provisions hereof, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the company unless and only to the extent that the Luxembourg courts or the courts in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs and expenses as the Luxembourg Court or such other court may deem legal and proper.

      The company may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a manager of the company or is or was serving at the request of the company in any equivalent position in any such other company, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the company would have the power to indemnify him against such liability under the provisions of this article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the managers.

      If this article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the company shall nevertheless indemnify each such manager and may indemnify each employee or agent of the company as to costs, charges and expenses (including attorney’s fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the company, to the fullest extent permitted by any applicable portion of this article that shall not have been invalidated and to the fullest extent permitted by applicable law.

      Subject to the applicable provisions of Luxembourg law and in particular section 59 of the Luxembourg law on commercial companies, no manager shall be liable to the company or its stockholders for his actions or omissions when performing his duties as a manager provided that nothing contained in these articles of incorporation shall eliminate or limit the liability of a manager (i) for any breach of his duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for any transaction from which the manager derived an improper personal benefit.

Article 10

      The company’s financial year runs from the first of January to the thirty first of December of each year, with the exception of the first financial year which shall begin on the day of the formation of the company and shall terminate on the thirty first of December 2003.

Article 11

      Bookkeeping and accounting must be done in accordance with law and commercial customs. Each year, as of the thirty first of December, the manager will draw up a record of the property of the company together with its debts and liabilities and a balance sheet containing a summary of this record of property.

Article 12

      The credit balance, registered by the annual record of property, after deduction of the general expenses, social charges, remunerations of the managers, amortisations and provisions for commercial risks, represents the net profit.

      On the net profits five per cent shall be appropriated for the legal reserve fund; this deduction ceases to be compulsory when the reserve amounts to ten per cent of the issued capital.

      The remaining balance of the net profit shall be at the disposal of the shareholders provided that no distribution may be made to the shareholders until such time as all outstanding liabilities of the company have been paid.

          Article 13

      The company will not be dissolved by death, interdiction or bankruptcy of one of the shareholders or of a manager. In case of death of one of the shareholders the company will go on between the heirs of the deceased shareholder and the remaining shareholders.

          Article 14

      In the event of dissolution of the company, the liquidation will be carried out by the person(s) designated by the general meeting of shareholders.

      The liquidator(s) will have the broadest powers to realise the assets and to pay the debts of the company.

      After payment of all the debts and the liabilities of the company, the balance will be at the disposal of the shareholders.

          Article 15

      The heirs, the representatives, the assignees or the creditors of a shareholder may under no pretext request the affixing of seals on the property and the documents of the company and in no manner interfere in the administration of the company. They have to refer to the property reports of the company.

SUBSCRIPTION

      The articles of incorporation having thus been established, the party appearing declares to subscribe the whole capital as follows:

CDRJ North Atlantic (Lux) S.àR.L. prenamed 150 parts TOTAL 150 parts

      All the parts have been fully paid up in cash to the amount of 100.- USD per part so that the sum of 15,000.- USD is as of now at the disposal of the company as has been certified to the notary executing this deed.

EXPENSES

      The expenses, costs, remunerations or charges in any form whatsoever, which shall be borne by the company as a result of its formation, are estimated at approximately two thousand euro (EUR 2,000.-).

ESTIMATION OF THE SHARE CAPITAL

      For the purpose of registration, the share capital is evaluated at thirteen thousand nine hundred forty-five point seventy Euros (13,945.70.- EUR).

EXTRAORDINARY GENERAL MEETING

      After the Articles of Association have thus been drawn up, the above named participant exercising the powers of the general meeting has passed the following resolutions:

      1) The registered office of the company is located at 174 route de Longwy, L-1941 Luxembourg,

      2) Have been elected managers (gérants) of the company for an unlimited period

— Mr Gonzalo Rubio, Navalmedia, 10, Los Molinos, 28460 Madrid, Spain.

— Mr. Ralph S. Mason III, 2620 Wallingford Drive, Beverley Hills, CA90210, USA.

      The undersigned notary, who speaks and understands English, states herewith that on request of the above appearing persons, the present incorporation deed is worded in English followed by a french version, on the request of the same appearing person and in case of divergences between the English and the French text, the English version will be prevailing.

      Whereof the present notarial deed was drawn up in Luxembourg, on the day named at the beginning of this document.

      The document having been read to the person appearing, known to the notary by his name, first names, civil statute and residence, the said person appearing signed together with the notary the present original deed.

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE

      L’an deux mille trois, le vingt-quatre février.

      Par-devant Nous Maître Paul Bettingen, notaire de résidence à Niederanven,

      A COMPARU

      CDRJ North Atlantic (Lux) S.àR.L. avec siège social à 174 route de Longwy, L-1941 Luxembourg, représentée par Me. Laurent Lazard, avocat demeurant à Luxembourg, en vertu d’une procuration lui conférée le 12 février 2003.

      Laquelle procuration, après avoir été signée “ne varietur” par le mandataire du comparant et le notaire soussigné, restera annexée au présent acte pour être enregistrée avec celui-ci.

      Lequel comparant, représenté comme dit ci-avant, a déclaré vouloir constituer par le présent acte une société à responsabilité limitée et a requis le notaire instrumentant d’arrêter ainsi qu’il suit les statuts :

Article 1

      Il est formé par les présentes une société à responsabilité limitée sous la dénomination de “Jafra Worldwide Holdings (Lux) S.àR.L.”.

      Cette société sera régie par la loi du 10 août 1915 et ses lois modificatives, notamment la loi du 18 septembre 1933 ainsi que par les présents statuts.

Article 2

      La société a pour objet toutes les opérations se rapportant directement ou indirectement à la prise de participations sous quelque forme que ce soit, dans toute entreprise, ainsi que l’administration, la gestion, le contrôle et le développement de ces participations.

      Elle pourra notamment employer ses fonds à la création, à la gestion, à la mise en valeur et à la liquidation d’un portefeuille se composant de tous titres et brevets de toute origine, participer à la création, au développement et au contrôle de toute entreprise, acquérir par voie d’apport, de souscription, de prise ferme ou d’option d’achat et de toute autre manière, tous titres et brevets, les réaliser par voie de vente, de cessions, d’échange ou autrement, faire mettre en valeur ces affaires et brevets, accorder à d’autres sociétés ou entreprises tous concours, prêts, avances ou garanties.

      La société pourra aussi accomplir toutes opérations commerciales, industrielles ou financières, ainsi que tous transferts de propriété immobiliers ou mobiliers.

      La société pourra aussi agir comme liquidateur d’une société mère ou d’une société affiliée.

Article 3

      Le siège social est établi à Luxembourg.

      Il pourra être transféré par décision de l’assemblée des associés en toute autre endroit du pays et, en cas d’événements extraordinaires, même à l’étranger. Ce transfert momentané ne modifiera pas la nationalité de la société, qui restera luxembourgeoise.

          Article 4

      La durée de la société est illimitée.

          Article 5

      Le capital est fixé à QUINZE MILLE US DOLLARS (15.000.- USD) représenté par 150 parts sociales d’une valeur nominale de CENT US DOLLARS (100.- USD) chacune.

      Les parts sociales ont été souscrites par l’associé unique de la société et ont été intégralement libérées par des versements en espèces, de sorte que la somme de QUINZE MILLE US DOLLARS (15.000.- USD) se trouve dès maintenant à la disposition de la société, ce dont il a été justifié au notaire instrumentant qui le constate expressément.

      La société peut procéder au rachat de ses propres parts, sous les conditions prévues par la loi.

          Article 6

      Chaque part sociale confère à son propriétaire un droit proportionnel égal, d’après le nombre de parts existantes, dans les bénéfices de la société et dans tout l’actif social.

          Article 7

      Les cessions de parts sociales doivent être constatées par un acte notarié ou sous seing privé.

          Article 8

      Le société est administrée par un ou plusieurs gérants, nommés par l’assemblée des associés. Les pouvoirs de chaque gérant et la durée de son mandat sont déterminés par l’assemblée des associés.

      Les gérants ne peuvent valablement délibérer et statuer que si la majorité des membres est présente ou représentée, le mandat entre gérants étant admis sans qu’un gérant ne puisse représenter plus d’un de ses collègues.

      Les gérants peuvent émettre leur vote sur les questions à l’ordre du jour par lettre, télégramme, télex ou téléfax, ces trois derniers étant à

confirmer par écrit.

      Une décision prise par écrit, approuvée et signée par tous les gérants, produira effet au même titre qu’une décision prise à une réunion des gérants.

Article 9

      La société indemnisera tout gérant, et ses héritiers, exécuteurs testamentaires et administrateurs de biens pour tous frais (en ce inclus les frais d’avocats), condamnations et amendes relatifs à des actions en justice, procès, poursuites judiciaires ou procédures d’appel auxquelles il est partie en raison de ses fonction de gérant de la société ou, à la demande de la société, de tout autre “partnership”, “joint venture”, “trust” on toute autre entité dans laquelle la société possède une participation directe ou indirecte ou pour laquelle la société est créancière directe ou indirecte et par laquelle il n’est pas habilité à être indemnisé, à condition qu’il n’ait pas agi d’une manière imprudente et d’une manière qu’il a considérée comme n’étant pas dans les meilleurs intérêts de la société ou comme étant opposée à ces derniers et, s’agissant de poursuites pénales, qu’il n’ait pas eu de motif raisonnable de croire que sa conduite était illégale; en cas d’arrangement transactionnel, une telle indemnisation sera fournie pour toutes dépenses telles qu’occasionnées ou sommes payées à l’occasion d’un tel arrangement, sauf si la société est informée par son conseil juridique que la personne à indemniser a agi d’une manière imprudente ou intentionnelle laquelle n’est pas dans les meilleurs intérêts de la société ou opposée à ces derniers. A l’exception de l’hypothèse où une action en justice ou un procès serait engagé par la société contre un tel gérant, tendant à obtenir un jugement en faveur de la société, (1) une telle indemnité sera limitée aux frais (en ce inclus les frais d’avocats) réellement et raisonnablement occasionnés par une telle personne pour sa défense ou pour un accord transactionnel faisant suite à telle action en justice ou à un tel procès, et (2) nonobstant toute autre disposition, aucune autre indemnité ne sera octroyée en raison d’une requête, litige ou matière pour lesquels cette personne a été reconnue responsable vis-à-vis de la société à moins que, et dans cette seule limite, les juridictions luxembourgeoises ou les juridictions devant lesquelles ces procédures ou actions en justice ont été engagées ne décident que malgré la reconnaissance de sa responsabilité mais eu égard à l’ensemble des circonstances de

l’espèce, cette personne a honnêtement et raisonnablement droit aux indemnités pour ces frais et dépenses que les juridictions luxembourgeoises ou toutes autres juridictions évolueront souverainement.

      La société pourra acheter et maintenir en vigueur une assurance pour couvrir la responsabilité de toute personne qui est, a été ou a accepté de devenir gérant de la société, ou est ou a été, à la demande de la société, dans une fonction équivalente au sein d’une autre société, “partnership”, “joint venture”, “trust” ou toute entité, contre toute responsabilité alléguée contre elle et encourue par elle ou pour son compte à ce titre, ou provenant de sa situation, que la société ait ou non le pouvoir d’indemniser cette personne contre une telle responsabilité aux termes du présent article, à la condition qu’une telle assurance soit disponible en des termes acceptables, la décision concernant cette disponibilité devant être prise par un vote de la majorité des gérants.

      Dans l’hypothèse où le présent article ou une partie du présent article devait être annulé pour quelque cause que ce soit par une juridiction, la société devra alors néanmoins indemniser le gérant, et pourra indemniser chaque employé ou agent de la société pour les coûts, frais et dépenses (en ce compris les frais d’avocats), jugements, amendes et sommes payées au titre d’un accord transactionnel occasionné par une action en justice civile, criminelle, administrative ou faisant suite à une enquête, y compris une action par ou au nom de la société, dans les limites indiquées aux dispositions du présent article qui n’auraient pas été annulées et dans les limites de la loi applicable.

      Sous réserve des dispositions de la loi luxembourgeoise et plus particulièrement de l’article 59 de la loi luxembourgeoise sur les sociétés commerciales, aucun gérant, ne pourra être tenu responsable vis-à-vis de la société ou de ses actionnaires pour ses actions ou omissions dans l’exercice de ses fonctions de gérant, à condition qu’aucune disposition des présents statuts ne supprime ou ne limite la responsabilité d’une gérant, (i) pour tout manquement à son devoir de loyauté vis-à-vis de la société ou de ses actionnaires, (ii) pour tous actes ou omissions n’ayant pas été faits de bonne foi ou ayant été générés par une faute intentionnelle ou une violation manifeste de la loi ou (iii) pour toute transaction de laquelle le gérant a tiré

un profit irrégulier.

          Article 10

      L’année sociale commence le premier janvier et se termine le trente-et-un décembre de chaque année. Par dérogation, le premier exercice social commence le jour de la constitution pour finir le trente-et-un décembre 2003.

          Article 11

      Il doit être tenue des écritures des affaires sociales suivant les lois et usages du commerce. Il est établi à la fin de chaque exercice social par les soins de la gérance, un inventaire général de l’actif et du passif de la société et un bilan résumant cet inventaire.

          Article 12

      Les produits de la société constatés par l’inventaire annuel, déduction faite des frais généraux, des charges sociales, des rémunérations des gérants, de tous amortissements de l’actif et de toutes provisions pour risques commerciaux et industriels, constituent le bénéfice net.

      Sur le bénéfice net, il est prélevé cinq pour cent cour la constitution d’un fonds de réserve légale. Ce prélèvement cesse d’être obligatoire dés que le fonds de réserve atteint le dixième du capital social.

      Le solde du bénéfice net est à la disposition des associés à condition qu’il ne soit fait aucune distribution aux actionnaires jusqu’à ce que la société a payé toutes ses dettes exigibles.

          Article 13

      La société n’est pas dissoute par le décès, l’interdiction ou la faillite d’une associé ou d’un gérant.

      En cas de décès d’un associé, la société continuera entre les héritiers de l’associé décédé et les associés qui restent.

          Article 14

      En cas de dissolution de la société, la liquidation sera faite par le (les) personne(s) désignée(s) par l’assemblée des associés.

      Le(s) liquidateur(s) aura/auront les pouvoirs les plus étendus pour la réalisation de l’actif et le paiement du passif.

      Après l’acquit du passif et des charges, le produit de la liquidation sera à la disposition des associés.

Article 15

      Les héritiers, représentants, ayant droit ou créanciers des associés ne peuvent, sous aucun prétexte, requérir l’apposition des scellés sur les biens et documents de la société, ni s’immiscer en aucune manière dans les actes de son administration. Ils doivent, pour l’exercice de leurs droits, s’en rapporter aux inventaires sociaux.

SOUSCRIPTION :

      Les statuts ayant été établis, la partie présente déclare vouloir souscrire le total du capital de la manière suivante :

CDRJ North Atlantic (Lux) S.àR.L. prénommée 150 parts TOTAL 150 parts

      Les parts ont été entièrement libérées à hauteur d’un montant de 100 USD par part par un apport en espèces de 15.000 USD.

      Le montant de 15.000 USD est par conséquent à la disposition à partir de ce moment tel qu’il a été certifié au notaire instrumentaire.

FRAIS :

      Le montant des frais, dépenses, rémunérations ou charges, sous quelque forme que ce soit, qui incombent à la société, ou qui sont mis à sa charge à raison de sa constitution, s’élève approximativement à deux mille euros (EUR 2.000.-EUR).

EVALUATION DU CAPITAL :

      Pour les besoins de l’enregistrement, le capital social est évalué à treize mille neuf cent quarante-cinq virgule soixante-dix euro (13.945,70.-EUR).

ASSEMBLEE GENERALE EXTRAORDINAIRE :

      Après que les stats aient été rédigés, l’associé prénommé a immédiatement tenu une assemblée générale extraordinaire.

      Après avoir vérifié si elle a été régulièrement constituée, il a pris les résolutions suivantes :

      1. Le siège social de la société est établi à 174 route de Longwy, L-1941 Luxembourg.

      2. Ont été élus gérants de la société pour une durée indéterminée

— M. Gonzalo Rubio Navalmedio 10, Los Molinos, 28460 Madrid, Espagne.

— M. Ralph S. Mason III, 2620 Wallingford Drive, Beverley Hills, CA90210, Etats-Unis.

      Le notaire soussigné, qui comprend et parle l’anglais, déclare que sur la demande du comparant, le présent acte de constitution est rédigé en anglais suivi d’une version française; à la demande du même comparant et en cas de divergences entre le texte anglais et le texte français, la version anglaise fera foi.

      Dont acte, fait et passé à Luxembourg, date qu’en tête des présentes.

      Après lecture faite au comparant, connu du notaire par nom, prénom, état et demeure, ledit comparant a signé avec le notaire le présent acte.

POUR COPIE CONFORME

Signé :  Paul BETTINGEN